Exhibit 10.1

March 7, 2014

Terence Novak
6122 Pine Chapel Drive
Charlotte, NC 28273

Dear Mr. Novak;

Position Offered and Duties. We are pleased to extend an offer of employment to you with Pernix Therapeutics Holdings, Inc. You are being offered a full-time position as Chief Operating Officer.  You will be expected to work  on a full time basis, which is generally construed to mean forty (40)hours per week, and you will be compensated on a semi-monthly basis, on the 15th and last day of each month.  You will be expected to provide services typically provided by a Chief Operating Officer of a publicly traded company doing business conducted by Pernix Therapeutics Holdings, Inc. and all of its subsidiaries (collectively, “Pernix”), and such other duties and responsibilities as may from time to time be assigned by the Chief Executive Officer of Pernix Therapeutics Holdings, Inc. (the “CEO”).  You will report directly to the CEO.  You will be considered an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934.

Compensation.  Your compensation package is as follows:

●	Base salary will be set at $425,000 annually and will not be subject to reduction.
●
Grant of a restricted stock award of 500,000 shares of Pernix’s common stock on the first day of your employment pursuant to Pernix’s equity incentive plan.  These stocks have a four year annual cliff vesting 25% per year.

At-Will; Severance.  You will be hired as an at-will employee.  If you are terminated without Cause (as defined below), or you resign for Good Reason, (i) you will receive severance equal to your then –current annual base salary payable in equal installments over a one year period beginning with the first regular payroll date following such termination and continuing thereafter at such intervals as other salaried employees are paid for one year, (ii) you will be eligible for health insurance coverage for you and your eligible family members for such one year period, and (iii) all restriction on exercise relating to any equity awards will lapse, and all of your equity awards will otherwise vest.  “Cause” shall consist of : (i) fraud, libel, slander, dishonesty, or any other willful and deliberate act by you that is detrimental to Pernix or its good will or damaging to its relationships with its members, customers, suppliers, or employees, including, without limitation (ii) use of alcohol or illegal drugs such as to interfere with the performance of your obligation hereunder,  (iii) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (iv) your failure to comply with applicable laws or governmental regulations with respect to Pernix’s operations or the performance of your duties; or  (v) your gross failure to perform the reasonable duties and responsibilities typically associated with your position as Chief Operating Officer or as may be assigned or delegated, from time to time, to you by Pernix.  “Good Reason” shall consist of (i) a material diminution in your base compensation; (ii) a material diminution of your authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; (iv) a material change in the geographic location at which you must perform your duties; or (v) any other action or inaction that constitutes a material breach by Pernix under this agreement.

 Confidentiality.  You agree to deliver an executed copy of the Confidential Information Agreement in the form attached hereto as Exhibit A.

Additional Benefits.  You will be eligible for health insurance, dental insurance, life, short term and long term disability insurance on the first day of the month following three months of consecutive employment. Medical and dental insurance is available for your dependents as well.  Currently, Pernix will pay your family insurance premium for these benefits with no contribution required from you.  However, this benefit level could change in the future requiring an employee contribution, provided that you will not receive benefits less than others at comparable levels of responsibility.  You are eligible for 401K plan upon completion of the requirements listed in the Employee Handbook. Please read, sign and return the acknowledgement located on the last page of the handbook.  (Provided separately).

Immigration:  Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees.  Therefore, you may be required to complete the I-9 form upon hire. Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the enclosed I-9 form) of your identity and work authorization.

EMPLOYMENT AT-WILL.   OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

Drug Screening.  As with all potential employees, you will undergo a background check and you will be required to take a drug screening test which will be conducted in accordance with applicable federal, state and local laws.  Your employment is contingent on successful completion of your drug screening and background checks.

Your employment under the terms of this letter begins upon receipt of your signature to this letter and to Exhibit A attached hereto.  If you have any questions concerning the above details, please contact me immediately at (800) 793-2145, x-3004.

Sincerely,

PERNIX THERAPEUTICS HOLDINGS, INC.

/s/ Douglas Drysdale_____________________________
Douglas Drysdale, President and Chief Executive Officer

I have read and accept the terms of this employment offer from Pernix Therapeutics Holdings, Inc.

AGREED TO AND ACKNOWLEDGED THIS 9th DAY OF MARCH, 2014.

/s/ Terence Novak
Terence Novak